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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

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 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                             Sections 13 and 15 (d)
                    of the Securities Exchange Act of 1934.

                         Commission File Number: 1-15585

                         Duck Head Apparel Company, Inc.
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             (Exact name of registrant as specified in its charter)

                         1020 Barrow Industrial Parkway
                              Winder, Georgia 30680
                                 (770) 867-3111
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6           [ ]
            Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Duck Head Apparel Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       DUCK HEAD APPAREL COMPANY, INC.


DATE: August 9, 2001                   By:           /s/ Michael Kagan
                                              ----------------------------------
                                       Name:  Michael Kagan
                                       Title: President